Exhibit 10.1

Contract number (FI No): 92335
Contract number (FI No): 91870
Serapis No: 2019-0880

Innovative Cell Therapies (EGFF)

Guarantee Agreement

between the

European Investment Bank

and

Pluristem Therapeutics Inc.

and

Pluristem GmbH

30 September, 2020

Article 1 INTERPRETATION AND DEFINITIONS		2

1.01	Interpretation	2

1.02	Definitions	3

Article 2 FINANCE DOCUMENTS		5

Article 3 GUARANTEE		5

3.01	Guarantee (Garantie) and Indemnity (Ausfallhaftung)	5

3.02	Demands and payments	5

3.03	Independent payment obligation	6

3.04	No defences	6

3.05	Immediate recourse	7

3.06	Appropriations	7

3.07	Deferral of Guarantor’s rights	8

3.08	Additional Security	8

Article 4 TERM OF THE GUARANTEE		8

4.01	Term	8

4.02	Reinstatement	9

Article 5 REPRESENTATIONS AND WARRANTIES		9

5.01	Representations and Warranties of the Guarantor	9

5.02	Undertakings of the Guarantor	13

Article 6 INFORMATION TO THE BANK		14

6.01	Financial Information	14

6.02	Information duties	14

Article 7 DEFAULT INTEREST AND TAXES		15

7.01	Taxes	15

7.02	Interest on overdue sums	15

7.03	Currency conversion	15

7.04	Set-off	15

Article 8 CONTINUING OBLIGATIONS		16

i

Article 9 NON WAIVER		16

Article 10 LAW AND JURISDICTION, miscellaneous		16

10.01	Governing Law	16

10.02	Jurisdiction	16

10.03	Service of process	17

10.04	Place of performance	17

10.05	Evidence of sums due	17

10.06	Entire Agreement	17

10.07	Invalidity	17

10.08	Amendments	18

10.09	Counterparts	18

10.10	Assignment and transfer by the Bank	18

Article 11 Final Articles		19

11.01	Form of notice	19

11.02	Addresses	20

11.03	Demand after notice to remedy	20

11.04	English language	20

11.05	CONCLUSION OF THIS GUARANTEE AGREEMENT (VERTRAGSSCHLUSS)	21

ii

THIS GUARANTEE AGREEMENT IS MADE ON 30
SEPTEMBER, 2020 BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Donald Fitzpatrick, Head of Division, and Mariana Duarte Silva, Counsel;	(the “Bank”)

and

Pluristem Therapeutics Inc., a Nevada corporation incorporated under the laws of Nevada, whose registered office is at MATAM Advanced Technology Park, Building No. 5, Haifa, Israel 3508409, registered with the Nevada Secretary of State Office under Entity Number - C12337-2001, and NV business ID - NV20011300167, represented by Chen Franco-Yehuda and Yaacob Yanay;	(the “Guarantor”)
and

Pluristem GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in Germany, having its office at Brentanoweg 9, 14469 Potsdam, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Berlin (Charlottenburg) under HRB 213655, represented by Chen Franco-Yehuda, Yaacob Yanay and Zalman Aberman.	(the “Borrower”)

WHEREAS:

(A)	Pursuant to a finance contract dated 29 April 2020 and entered into between the Bank as lender and the Borrower as borrower, the Bank has agreed to grant in favour of the Borrower a credit in the amount of up to EUR 50,000,000 (fifty million euro) (the “Finance Contract”).

(B)	As a condition precedent to any disbursement under the Finance Contract, the Borrower has undertaken that the Guarantor shall, and the Guarantor has agreed to, grant a guarantee (Garantie) in favour of the Bank pursuant to the terms of this guarantee agreement (the “Guarantee Agreement”).

(C)	The parties to this Guarantee Agreement expressly agree that any reference in this Guarantee Agreement to the Finance Contract shall under no circumstances be construed as affecting the independent, unconditional and irrevocable nature of the guarantee (Garantie) granted pursuant to this Guarantee Agreement.

NOW THEREFORE it is hereby agreed as follows:

Article 1
INTERPRETATION AND DEFINITIONS

1.01	Interpretation

(a)	In this Guarantee Agreement, unless a contrary indication appears:

(i)	“Guarantor”, the “Bank” and the “Borrower” shall be construed as to include its and any subsequent successors in title, permitted assigns and permitted transferees;

(ii)	references to Articles, Recitals, Schedules and (Sub-)Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and (sub-)paragraphs of schedules to, this Guarantee Agreement. All Recitals and Schedules form part of this Guarantee Agreement;

(iii)	references to “law” or “laws” mean (i) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (ii) EU Law;

(iv)	references to applicable law, applicable laws or applicable jurisdiction means (i) respectively a law or jurisdiction applicable to the Guarantor, its respective rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets, and/or, as applicable, (ii) a law or jurisdiction (including in each case the Bank’s statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(v)	references to a provision of law are references to that provision as amended or re-enacted;

(vi)	references to this Guarantee Agreement and any other Finance Document or other agreement or instrument are references to this Guarantee Agreement or that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	words and expressions in plural shall include singular and vice versa;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether having separate legal personality or not); and

(ix)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(b)	A term used in any notice given under or in connection with this Guarantee Agreement has the same meaning as ascribed to it in this Guarantee Agreement.

(c)	This Guarantee Agreement is made in the English language. For the avoidance of doubt, the English language version of this Guarantee Agreement shall prevail over any translation of this Guarantee Agreement. However, where a German translation of a word or phrase appears in the text of this Guarantee Agreement, the German translation of such word or phrase shall prevail.

1.02	Definitions

A reference to a term defined in the Finance Contract has the same meaning in this Guarantee Agreement, unless otherwise defined herein. In this Guarantee Agreement:

“Bank’s Account” has the meaning ascribed to such term in Article 3.02(a)(iii) (Demands and payments).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Demand” has the meaning ascribed to such term in Article 3.02(a) (Demands and payments).

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Fee Letters” means the Luxembourg law governed letters from the Bank to the Borrower dated 6 January 2020 and dated 29 April 2020.

“Finance Documents” means this Guarantee Agreement, the Finance Contract, the Fee Letters, any other guarantee agreements in relation to the Finance Contract, any side letters in relation to the Finance Contract and any other document designated a “Finance Document” by the Borrower and the Bank.

“GAAP” means generally accepted accounting principles in the jurisdiction of incorporation of the respective Obligor, including IFRS.

“Guarantee” means the guarantee and indemnity granted pursuant to Article 3.01 (Guarantee (Garantie) and Indemnity (Ausfallhaftung)).

“InsO” means the German Insolvency Code (Insolvenzordnung).

“Notification” has the meaning ascribed to such term in Article 3.02(a) (Demands and payments).

“Obligor” means the Borrower and each “Guarantor” stated in the Finance Contract.

“Payment Period” has the meaning ascribed to such term in Article 3.02(b) (Demands and payments).

“Security” means any mortgage, land charge (Grundschuld), pledge, lien, charge, assignment, security transfer (Sicherungsübereignung), retention of title arrangements, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“ZPO” means the German Code of Civil Procedure (Zivilprozessordnung).

Article 2
FINANCE DOCUMENTS

The Guarantor hereby confirms that it has received a copy of the Finance Documents and that it is aware of the contents of the Finance Documents and the transactions contemplated thereby. The Guarantor further confirms that, to the extent the Finance Documents are in the English language, it is in command of the English language or has obtained a translation thereof, and to the extent necessary, has made itself familiar with the contents of the Finance Documents and the transactions contemplated thereby.

Article 3
GUARANTEE

3.01	Guarantee (Garantie) and Indemnity (Ausfallhaftung)

The Guarantor irrevocably and unconditionally:

(a)	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to the Bank to pay to the Bank any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents, including, without limitation, any amounts due under the Finance Contract including, for the avoidance of doubt, any Profit Participation Payments as more specifically defined therein, in each case that has not been fully and irrevocably paid by the Borrower or any other Obligor when due in accordance with the terms of any other Finance Document, in each case including, for the avoidance of doubt, any obligation arising out of damages (Schadenersatz), unjust enrichment (ungerechtfertigte Bereicherung), tort (unerlaubte Handlung) or any claims arising from the insolvency administrator’s discretion to perform obligations in agreements according to Section 103 InsO; and

(b)	undertakes vis-à-vis the Bank to indemnify (schadlos halten) the Bank against any cost, loss or liability suffered by the Bank if any obligation of the Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Bank would otherwise have been entitled to recover (Ersatz des positiven Interesses).

For the avoidance of doubt this Guarantee does not constitute a surety (Bürgschaft) or a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by the Bank under this Guarantee.

3.02	Demands and payments

(a)	Any demand made by the Bank to the Guarantor under this Guarantee Agreement (each, a “Demand”) shall be made by way of a written notification addressed by the Bank to the Guarantor, sent in accordance with the provisions set forth in Article 11.01 (Form of notice) below and having the following content (each a “Notification”):

(i)	specifying that the Bank is making a Demand under this Guarantee Agreement;

(ii)	specifying the amount due and payable by the Guarantor and that such amount is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower or any other Obligor when due in accordance with the terms of any other Finance Document as well as the currency of payment of such sums; and

(iii)	providing details of the relevant bank account into which payment should be made (the “Bank’s Account”) together with relevant instructions as to how payment should be made (if any),

it being understood that:

(iv)	the Bank shall be under no obligation to provide the Guarantor with any additional document nor to support its claim with any other justification or evidence, but shall reasonably consider a request reasonably made by the Guarantor to provide documentary support in order for the Guarantor to assess the relevant claim made; and

(v)	the payment obligation of the Guarantor under this Guarantee Agreement is not subject to the accuracy or the merit of any statement, declaration or information contained in any Notification.

(b)	The Guarantor shall make the payment requested in the Notification within five (5) Business Days as from the date of receipt (included) of the relevant Notification (the “Payment Period”) and in the currency as requested within the Notification.

(c)	The Bank is entitled to request the payment of any amount in one or several instalments.

3.03	Independent payment obligation

This Guarantee:

(a)	is independent and separate from the other obligations of the Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part; and

(b)	shall extend to any additional obligations of the Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Document, including without limitation any extension of or increase in any Loan or the addition of a new loan or tranche under the Finance Contract.

3.04	No defences

(a)	The obligations of the Guarantor under this Guarantee Agreement will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of the Borrower or any other guarantor under any other Finance Document and which would reduce, release or prejudice any of its obligations under this Guarantee Agreement, including any personal defences of the Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of the Borrower. In particular, the Guarantor by its execution of this Guarantee Agreement:

(i)	consents (willigt ein), as required pursuant or analogue to Section 418 sub-section 1 sentence 3 BGB, to any assumption of debt (Schuldübernahme) or assignment and transfer by assumption of contract (Vertragsübernahme) which relates to any such principal obligation (or purported obligation); and

(ii)	waives (verzichtet auf) any defences (Einreden) to which the Borrower in its respective capacity as principal debtor (Hauptschuldner) of any such principal obligation (or purported obligation) may be entitled.

(b)	The obligations of the Guarantor under this Guarantee Agreement are independent from any other security or guarantee which may have been or will be given to the Bank. In particular, the obligations of the Guarantor under this Guarantee Agreement will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, the Borrower or any other guarantor under any other Finance Document from or in respect of its obligations under or in connection with any Finance Document,

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, the Borrower or any other guarantor under any other Finance Document or any other person or any failure to realise the full value of any Security,

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of the Borrower or any other guarantor under any other Finance Document, or

(iv)	any unenforceability, illegality or invalidity of any obligation of the Borrower or any other guarantor under any other Finance Document.

(c)	For the avoidance of doubt nothing in this Article 3.04 (No defences) shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against the Bank that the Guarantee does not constitute its legal, valid, binding or enforceable obligations.

3.05	Immediate recourse

The Bank will not be required to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Guarantee. This applies irrespective of any law or provision of a Finance Document to the contrary.

3.06	Appropriations

Until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been unconditionally and irrevocably paid in full, the Bank may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Bank in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

3.07	Deferral of Guarantor’s rights

(a)	Until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been irrevocably paid in full and unless the Bank otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(i)	to be indemnified by the Borrower or any other guarantor under any other Finance Document;

(ii)	to claim any contribution from any other guarantor of the Borrower’s or the Guarantors obligations under the Finance Documents;

(iii)	to exercise any right of set-off against the Borrower or any other guarantor under any other Finance Document; and/or

(iv)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Bank under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Bank.

(b)	If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Bank by the Borrower and any other guarantor under or in connection with the Finance Documents to be repaid in full on trust for the Bank and shall promptly pay or transfer the same to the Bank or as the Bank may direct.

3.08	Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by the Bank.

Article 4
TERM OF THE GUARANTEE

4.01	Term

This Guarantee shall take effect on the date of execution of this Guarantee Agreement and expires on the date on which all sums which the Bank may claim under or in connection with any Finance Document have unconditionally and irrevocably been paid to the satisfaction of the Bank. This also includes, for the avoidance of doubt, any Profit Participation Payments pursuant to the Finance Contract.

4.02	Reinstatement

(a)	If any full or partial payment by the Borrower, the Guarantor, or any other guarantor under any other Finance Document is rescinded, invalidated, declared fraudulent, set aside, determined void or voidable as a preference, fraudulent conveyance, impermissible setoff, diversion of trust funds, avoided, reduced, or otherwise required to be returned by the Bank as a result of insolvency, bankruptcy, dissolution, liquidation, reorganization or any similar event involving the Borrower, the Guarantor, or any other guarantor under any other Finance Document, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of a trustee or similar officer for Borrower, Guarantor, or any other guarantor under any other Finance Document, or any substantial part of its property, or otherwise:

(i)	this Guarantee Agreement and the liability of the Guarantor or any other guarantor under any other Finance Document shall continue to be effective or shall be reinstated (as the case may be) as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)	the Bank shall be entitled to recover the value or amount of that security or payment from the Guarantor or any other guarantor under any other Finance Document, as if the payment, discharge, avoidance or reduction had not occurred.

(b)	The Guarantor shall pay or reimburse the Bank for all expenses incurred by the Bank in the defence of any claim that a payment received by the Bank in respect of all or any part of the obligations under the Finance Documents must be refunded.

(c)	The provisions of this Article 4.02 shall survive the termination of this Guarantee Agreement and any satisfaction and discharge of Borrower by virtue of any payment, court order, or law.

Article 5
REPRESENTATIONS AND WARRANTIES

5.01	Representations and Warranties of the Guarantor

The Guarantor hereby represent and warrant to the Bank that:

(a)	Authorisations and Binding Obligations

(i)	Its place of incorporation or establishment is not (a) a jurisdiction classified by any Lead Organisation as being weakly regulated and/or weakly supervised and/or non-transparent and/or uncooperative or any equivalent classification used by any Lead Organisation, in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices, and/or (b) a jurisdiction that is blacklisted by any Lead Organisation in connection with such activities.[1]

1 Relevant jurisdictions may be identified on the basis of lists of Lead Organisations, as such lists are updated, amended or supplemented from time to time, including: jurisdictions with strategic deficiencies in the area of AML-CFT as identified by FATF (http://www.fatf-gafi.org/countries/#high-risk); jurisdictions listed “partially compliant”, “provisionally partially compliant” or “non-compliant” in the OECD Global Forum progress reports/ Global Forum rating (http://www.oecd.org/tax/transparency/GFratings.pdf; http://www.oecd.org/tax/transparency/exchange-of-information-on-request/ratings/); jurisdictions identified in EU delegated regulation 2016/1675 of 14.7.2016 supplementing Directive (EU) 2015/849 as high-risk third countries with strategic deficiencies (http://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX%3A32016R1675); and jurisdictions included in the EU list of non-cooperative jurisdictions for tax purposes (https://ec.europa.eu/taxation_customs/tax-common-eu-list_en).

(ii)	The execution and delivery of the Guarantee Agreement and the performance and compliance with its respective duties under this Guarantee Agreement do not and will not cause any representations made pursuant to this Article 5.01 to be untrue.

(iii)	It is receiving fair consideration and reasonably equivalent value for its execution and delivery of the Guarantee Agreement and the performance and compliance with its respective duties and under this Guarantee Agreement.

(b)	No Insolvency

(i)	It is not now insolvent, nor will the entering into of this Guarantee Agreement and the performance of its respective obligations hereunder render it insolvent.

(ii)	The execution and delivery of the Guarantee Agreement and the performance and compliance with its respective duties under this Guarantee Agreement will not leave it with unreasonably small capital or assets in order to conduct its business as currently conducted.

(iii)	The obligations incurred under this Guarantee Agreement have not been incurred with the intent to hinder, delay, or defraud present or future creditors.

(iv)	It is able to pay its debts as they fall due and the entering into of this Guarantee Agreement and the performance of its respective obligations hereunder do not and will not cause it to be or to be deemed to be unable to pay its debts as they fall due.

(v)	It has not taken any corporate action nor have any other steps been taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or legal proceedings been started or ,so far as the Guarantor is aware, threatened against it for its winding-up, dissolution, administration, reorganisation, or any analogous procedure or step or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee, compulsory manager or similar officer of it or of any or all of its assets or revenues.

(c)	No Proceedings

(i)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it any unsatisfied judgement or award.

(ii)	To the best of its respective knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it.

(iii)	As at the date of this Guarantee Agreement, it has not taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as it is aware, threatened against it for its insolvency, winding up or dissolution, or for it to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

(d)	Ranking

(i)	Its payment obligations under this Guarantee Agreement rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its respective debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(ii)	No financial covenants have been concluded with any other of its creditors.

(iii)	No Voluntary Non-EIB Prepayment has occurred.

(e)	Accounting and Tax

(i)	The latest of its available consolidated and unconsolidated audited accounts have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all of its liabilities (actual or contingent).

(ii)	The Accounting Reference Date of the Guarantor is 30 June.

(iii)	It is not required to make any deduction for or on account of any Tax from any payment it may make under this Guarantee Agreement. (Non-repeating)

(iv)	All Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(v)	It has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(vi)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(vii)	Under the laws of the jurisdiction of incorporation of the Guarantor, it is not necessary that this Guarantee Agreement be filed, recorded or enrolled with any court or other authority, other than with the Securities and Exchange Commission, or that any stamp, registration or similar tax be paid on or in relation to this Guarantee Agreement, or the transactions contemplated by this Guarantee Agreement. (Non-repeating)

(f)	Information provided

Any factual information provided by it for the purposes of entering into this Guarantee Agreement and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Guarantee Agreement.

(g)	Environment

It is in compliance with Paragraph 5. (Environment) of Schedule H (General Undertakings) of the Finance Contract, as if all references to the Borrower were to the Guarantor.

(h)	Borrower Information

The Guarantor has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Finance Documents or referred to therein, the value of the assets owned or to be acquired by Borrower, Borrower’s financial status, and Borrower’s ability to pay and perform any obligation under or in connection with any Finance Document. So long as any obligation of the Borrower under or in connection with any Finance Document remains unsatisfied or owing to the Bank, the Guarantor shall keep itself fully informed as to all aspects of the Borrower’s financial condition and ability to pay and perform such obligations.

(i)	Other

In respect of this Guarantee Agreement and the transaction contemplated by, referred to in, provided for or effected by this Guarantee Agreement, it has entered into this Guarantee Agreement (i) in good faith and for the purpose of carrying out its business, (ii) on arms’ length commercial terms and (iii) without any intention to defraud or deprive of any legal benefit of any other parties (such as third parties and in particular creditors other than the Bank) or to circumvent any applicable mandatory laws or regulations of any jurisdiction. The granting of this Guarantee Agreement is not disproportionate to its financial means.

The representations and warranties set out in this Article 5.01 – other than those paragraphs which are identified with the words “(Non-repeating)” at the end of the Paragraphs - shall survive the execution of this Guarantee Agreement and shall be repeated on each Disbursement Date Acceptance and each Disbursement Date, by reference to the facts and circumstances then prevailing.

In the event that, notwithstanding the representations and warranties of Guarantor contained in this Article 5.01, the incurring of the obligations under this Guarantee Agreement is found, by a final, non-appealable judgment or order of a court of competent jurisdiction, to constitute a fraudulent conveyance under the Uniform Fraudulent Transfer Act (Nevada Revised Statutes Chapter 112), the United States Bankruptcy Code, or any similar statutes, as a result of the insolvency of the Guarantor on the date hereof, then the amount of the guaranty obligations of Guarantor pursuant to this Guaranty shall be reduced to €1.00 less than the amount that would otherwise make this Guarantee Agreement a fraudulent conveyance. The limitation on the liability of Guarantor contained in this paragraph shall not limit any right of the Bank against Guarantor available at law or in equity, including, without limitation, rights of the Bank against Guarantor based upon any inaccuracy of, or the failure of Guarantor to comply with, the provisions of Article 5.01 above.

5.02	Undertakings of the Guarantor

The Guarantor acknowledges and agrees that during the subsistence of this Guarantee Agreement:

(a)	Authorisations

It shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into, exercise its rights and perform the obligations expressed to be assumed by it under this Guarantee Agreement and to ensure the legality, validity, enforceability and admissibility in evidence of this Guarantee Agreement in its jurisdiction of incorporation and in Germany.

(b)	No Security

It shall not create or permit to subsist any Security over any of its assets other than:

(i)	any Permitted Security; and

(ii)	any Security created with the prior approval of the Bank.

(c)	Pari passu with other creditors

The Guarantor shall ensure that its payment obligations under this Guarantee Agreement rank, and will rank not less than pari passu in right and priority of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(d)	No action

It shall not take any action which would cause any of the representations made in Article 5.01 above to be untrue at any time during the continuation of this Guarantee Agreement.

(e)	Know your Customer

The Guarantor shall deliver to the Bank any such information or further document concerning customer due diligence matters of or for the Guarantor as the Bank may reasonably require within a reasonable timeframe.

(f)	Notification duty

It shall notify the Bank of the occurrence of any event of which it becomes aware which results in or may reasonably be expected to result in any of the representations made in Article 5.01 above being untrue.

(g)	Subordination of Debt

Any debt of the Borrower now or hereafter held by the Guarantor is hereby subordinated to any obligation of the Borrower under or in connection with any Finance Document. The Guarantor shall not seek, accept, or retain for its own account any payment from the Borrower on account of any subordinated debt until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been unconditionally and irrevocably paid in full. Any payment of such subordinated indebtedness by the Borrower to the Guarantor before payment in full of all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents shall be collected, enforced and received by the Guarantor as trustee for the Bank and promptly paid to the Bank in payment of the obligations of the Borrower under or in connection with any Finance Document.

Article 6
INFORMATION TO THE BANK

6.01	Financial Information

The Guarantor shall deliver to the Bank:

(a)	as soon as they become available but in any event within 120 (one hundred and twenty) days after the end of each of its financial years, a copy of its annual reports, balance sheets, cash flow statements, profit and loss accounts and auditors reports for that financial year together with all other such information as the Bank may reasonably require as to the Guarantor’s financial situation; and

(b)	from time to time, such further information on its general financial position, business and operation as the Bank may reasonably request.

6.02	Information duties

During the subsistence of this Guarantee Agreement, the Guarantor shall immediately inform the Bank of:

(a)	any material alteration to its constitutional documents and of any proposal or decision known to it which contemplates the introduction of such alteration as well as of any material change in its corporate status or powers, in each case in so far as such event could reasonably be expected to affect the validity and enforceability of this Guarantee Agreement or the ability of the Guarantor to perform the obligations expressed to be assumed by it under this Guarantee Agreement;

(b)	a Change-of-Law Event with respect to the Guarantor; and

(c)	deliver any other information on its financial position likely to have a detrimental effect on its ability to perform the obligations expressed to be assumed by it under this Guarantee Agreement, subject in each case to Paragraph 5. (Confidential Information) of Schedule I (Information and Visits) of the Finance Contract.

For the purposes of this Article 6.02, “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Guarantee Agreement and which, in the opinion of the Bank, would materially impair the Guarantor’s ability to perform its obligations under this Guarantee Agreement.

Article 7
DEFAULT INTEREST AND TAXES

7.01	Taxes

(a)	All Taxes, charges, duties, fees as well as any other expenses or impositions of whatsoever nature, arising out or in connection with this Guarantee Agreement shall be borne by the Guarantor. The Guarantor shall make all payments under this Guarantee Agreement gross without withholding or deduction of any Tax, charges, duties, fees, expenses or impositions of whatsoever nature

(b)	If any amount in respect of any applicable Taxes, charges, duties, fees as well as any other expenses or impositions must be deducted, withheld or retained from any amount due under this Guarantee Agreement, the Guarantor undertakes to pay such additional amount as may be necessary to ensure that the Bank receives a net amount equal to the full amount to which it is entitled under this Guarantee Agreement.

(c)	The Guarantor undertakes to pay and indemnify the Bank against any amount, cost or loss incurred by the Bank in relation to any stamp duty, registration or similar Tax or notarial fee payable in respect of the Guarantor.

7.02	Interest on overdue sums

If the Guarantor fails to pay any amount payable by it under this Guarantee Agreement within the relevant Payment Period in accordance with Article 3.02 (Demands and payments), Article 4.4 (a) (Interest on overdue sums) of the Finance Contract shall apply mutatis mutandis, provided that such amount is not already accruing interest pursuant to Article 4.4 (a) (Interest on overdue sums) of the Finance Contract as an overdue obligation of the Borrower.

7.03	Currency conversion

(a)	Any payment to be made by the Guarantor under this Guarantee Agreement shall be made in the currency as set out in the relevant Notification. The Bank shall apply the exchange rate published by the European Central Bank in Frankfurt am Main for the purpose of any currency conversion.

(b)	If the Bank has received a payment under this Guarantee Agreement in a currency other than the currency requested in the relevant Notification and must convert this payment, the Guarantor shall indemnify the Bank, upon first demand, for any loss resulting from the difference in exchange rates between the date of conversion and the date on which the payment is received in the other currency, as well as for any fees (including legal fees, Taxes and any other charges) connected with this conversion.

7.04	Set-off

All payments to be made by the Guarantor under this Guarantee Agreement shall be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

Article 8
CONTINUING OBLIGATIONS

It is hereby expressly agreed that any change, whatsoever, in the legal situation of the Guarantor shall not affect its obligations under this Guarantee Agreement and that in particular, in case of merger, demerger or absorption, the absorbing new or beneficiary company shall take over, under the merger treaty or agreement, the commitments of the Guarantor under this Guarantee Agreement and in case of demerger, the demerger companies benefiting from the partial assignment of assets resulting from the split will be bound to:

(a)	take over with joint liability the commitments of the Guarantor under this Guarantee Agreement; and

(b)	if requested by the Bank, grant additional security or guarantees.

Article 9
NON WAIVER

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Guarantee Agreement shall be construed as a waiver of such right or remedy and the Bank shall not be liable for any such failure, delay or single or partial exercise of any such right and remedy.

Article 10
LAW AND JURISDICTION, miscellaneous

10.01	Governing Law

This Guarantee Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Germany.

10.02	Jurisdiction

(a)	The courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any matter or dispute (a “Dispute”) arising out of or in connection with this Guarantee Agreement (including a dispute regarding the existence, validity or termination of this Guarantee Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Guarantee Agreement.

(b)	The parties agree that the courts of Frankfurt am Main, Germany, are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 10.02 is for the benefit of the Bank only. As a result and notwithstanding Sub-Paragraph (a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

10.03	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(i)	irrevocably appoints the Borrower (the “Process Agent”) as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;

(ii)	agrees that failure by the Process Agent to notify the Guarantor of the process will not invalidate the proceedings concerned; and

(iii)	undertakes to deliver to the Process Agent within five Business Days upon request of the Bank a process agent appointment letter and to send a copy of such executed letter to the Bank.

(b)	The Process Agent hereby accepts its appointment pursuant to Article 10.03(a) above. The Process Agent shall ensure that documents to be served to the Guarantor may validly be served by delivery to the Process Agent. The Process Agent shall notify the Bank of any change of address, accept any documents delivered to it on behalf of the Guarantor, fulfil any requirements of Section 171 ZPO and present the original process agent appointment letter to any person effecting the service of process as required pursuant to Section 171 sentence 2 ZPO.

10.04	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Guarantee Agreement, shall be the seat of the Bank.

10.05	Evidence of sums due

In any legal action arising out of this Guarantee Agreement the certificate of the Bank as to any amount or rate due to the Bank under this Guarantee Agreement shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.06	Entire Agreement

This Guarantee Agreement constitutes the entire agreement between the Bank and the Guarantor in relation to the provision of this Guarantee Agreement hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.07	Invalidity

(a)	If at any time any term of this Guarantee Agreement is or becomes illegal (nichtig), invalid or unenforceable in any respect, or this Guarantee Agreement is or becomes ineffective (unwirksam) in any respect, under the laws of any jurisdiction, such illegality (Nichtigkeit), invalidity, unenforceability or ineffectiveness (Unwirksamkeit) shall indisputably (unwiderlegbar) not affect:

(i)	the legality, validity or enforceability in that jurisdiction of any other term of this Guarantee Agreement or the effectiveness in any other respect of this Guarantee Agreement in that jurisdiction; or

(ii)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Guarantee Agreement or the effectiveness of this Guarantee Agreement under the laws of such other jurisdictions, without any party to this Guarantee Agreement having to argue (darlegen) and prove (beweisen) such parties’ intent to uphold this Guarantee Agreement even without the void, invalid or ineffective provisions.

(b)	The illegal, invalid, unenforceable or ineffective provision shall be deemed replaced by such legal, valid, enforceable and effective provision that in legal and economic terms comes closest to what the parties to this Guarantee Agreement intended or would have intended in accordance with the purpose of this Guarantee Agreement if they had considered the point at the time of conclusion of this Guarantee Agreement. The same applies in the event that this Guarantee Agreement does not contain a provision which it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

10.08	Amendments

Any amendment to this Guarantee Agreement (including this Article 10.08) shall be made in writing (or in notarial form, if required) and shall be signed by the parties hereto.

10.09	Counterparts

This Guarantee Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

10.10	Assignment and transfer by the Bank

(a)	Subject to sub-paragraph (b) of this Article 10.10(Assignment and transfer by the Bank), the consent of the Guarantor is required for an assignment or transfer (by way of assumption of contract (Vertragsübernahme), assignment, sub-participation or otherwise) by the Bank of all or part of its rights, benefits or obligations under this Guarantee Agreement, unless the assignment or transfer:

(i)	is to a Bank Affiliate; or

(ii)	is made at a time when an Event of Default has occurred and is continuing; or

(iii)	is made in respect of a sub-participation or securitisation (or similar transaction of broadly equivalent economic effect) where the Bank remains the lender of record of the Loan.

(b)	The consent of the Guarantor to an assignment or transfer must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent five (5) Business Days after the Bank has requested such consent in written form unless consent is expressly refused by the Guarantor within that time.

(c)	Provided such disclosure is subject to confidentiality provisions at least as restrictive as set forth in the MAR Side Letter, the Bank shall have the right to confidentially disclose all information relating to or concerning the Guarantor, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

For the purpose of this Article 10.10 (Assignment and transfer by the Bank):

“Affiliate” means any entity directly or indirectly Controlling, Controlled by or under common Control with the Bank.

“Bank Affiliate” means an Affiliate of the Bank and any other entity or platform initiated, managed or advised by the Bank.

Article 11
Final Articles

11.01	Form of notice

(a)	Any notice or other communication given under this Guarantee Agreement must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Guarantee Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail, when the electronic mail is received in readable form.

(c)	Any notice provided by the Guarantor to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Guarantor as appropriate, attached to the electronic mail.

(d)	Notices issued by the Guarantor pursuant to any provision of this Guarantee Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Guarantor and the authenticated specimen signature of such person or persons, unless such person is listed in the then current List of Authorised Signatories.

(e)	Without affecting the validity of electronic mail or communication made in accordance with this Article 11 (Final Articles), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

(f)	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

(g)	Any communication or document made or delivered to the Guarantor in accordance with this Article 11 (Final Articles) will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document. Each Obligor incorporated in Germany, for this purpose, appoints the Borrower as its receipt agent (Empfangsboten).

11.02	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Guarantee Agreement is:

For the Bank	Attention: OPS/ENPST/3-GC&IF 98 - 100 boulevard Konrad Adenauer, L-2950 Luxembourg Email address: [____________]

For the Guarantor	Attention: Finance Department MATAM Advanced Technology Park, Building 5, Haifa 3508409, Israel Email address: [____________]

11.03	Demand after notice to remedy

The Bank and the Guarantor shall promptly notify the other party in writing of any change in their respective communication details.

11.04	English language

(a)	Any notice or communication given under or in connection with this Guarantee Agreement must be in English.

(b)	All other documents provided under or in connection with this Guarantee Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

11.05	Conclusion of this Guarantee Agreement (Vertragsschluss)

(a)	The parties to this Guarantee Agreement may choose to conclude this Guarantee Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of electronic photocopy or by way of qualified electronic signatures (qualifizierte elektronische Signatur) within the meaning of Section 126a BGB.

(b)	If the parties to this Guarantee Agreement choose to conclude this Guarantee Agreement pursuant to this Article 11.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)), they will transmit the signed signature page(s) of this Guarantee Agreement to the following attorneys of Noerr LLP (Börsenstr. 1, 60313 Frankfurt am Main, Germany) via email: Andreas Naujoks, Michael Schuhmacher and Dorian Legel (each a “Recipient”). The Guarantee Agreement will be considered concluded once a Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties (whether electronic photocopy or other means of telecommunication and at the time of the receipt of the last outstanding signature page(s) by such one Recipient).

(c)	For the purposes of this Article 11.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)) only, the parties to this Guarantee Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Guarantee Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. For the purposes of proof and confirmation, each Obligor has to provide the Bank with original signature pages(s) or signature page(s) signed by way of qualified electronic signatures (qualifizierte elektronische Signatur) within the meaning of Section 126a BGB after signing this Guarantee Agreement.

This Guarantee Agreement has been entered into on the date stated at the beginning of this Guarantee Agreement.

Signed for and on behalf of

EUROPEAN INVESTMENT BANK

By:	/s/ Donald Fitzpatrick	By:	/s/ Mariana Duarte Silva
Name:	Donald Fitzpatrick	Name:	Mariana Duarte Silva
Title:	Head of Division	Title:	Counsel

Signed for and on behalf of

Pluristem Therapeutics Inc.

By:	/s/ Yaacob Yanay	By:	/s/ Chen Franco-Yehuda
Name:	Yaacob Yanay	Name:	Chen Franco-Yehuda
Title:	CEO	Title:	CFO

Pluristem GmbH

By:	/s/ Yaacob Yanay	By:	/s/ Chen Franco-Yehuda
Name:	Yaacob Yanay	Name:	Chen Franco-Yehuda
Title:	Managing Director	Title:	Managing Director